State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between State Street Institutional Investment Trust (the “Trust”) and State Street Bank and Trust Company (“State Street”) dated February 28, 2000 (the “Agreement”). Pursuant to the Agreement, State Street serves as the Transfer Agent for the Trust.

Please be advised that the undersigned Trust has established four additional series of the Trust (each, a “New Portfolio” and collectively, the “New Portfolios”):

•	State Street Global Equity ex-U.S. Index Portfolio

•	State Street Aggregate Bond Index Portfolio

•	State Street Strategic Real Return Portfolio

•	State Street Equity 500 Index II Portfolio

We request that you act as the Transfer Agent under the respective Agreement with respect to the New Portfolios in accordance with the existing fee schedule to the Agreement.

Additionally, please be advised that, with respect to the State Street Equity 500 Index Fund (the “Equity 500 Fund”), the undersigned Trust has terminated its agreement with State Street. Effective August 8, 2014 State Street will no longer serve as the Transfer Agent for the Equity 500 Fund.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very Truly Yours,

State Street Institutional Investment Trust

By:	/s/ Ellen Needham
Ellen Needham, President, Duly Authorized

State Street Bank and Trust Company

By:	/s/ Michael F. Rogers
Michael F. Rogers, Executive Vice President

Date: June 19, 2014